UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number:  333-119657-05

               FIRST HORIZON MORTGAGE PASS-THROUGH TRUST 2004-AR7
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                4000 Horizon Way
                               Irving, Texas 75063
                                  214.441.4000
--------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   First Horizon Mortgage Pass-Through Trust 2004-AR7, Mortgage Pass-Through
                         Certificates, Series 2004-AR7,
   Class I-A-1, Class I-A-R, Class II-A-1, Class II-A-2, Class II-A-3, Class II-A-4, Class III-A-1, Class IV-A-1, Class B-1, Class B-2, Class B-3, Class B-4,
                            Class B-5 and Class B-6
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
--------------------------------------------------------------------------------
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [ ]  Rule 12g-4(a)(2)(ii)  [ ]  Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]  Rule 12h-3(b)(1)(i)   [ ]  Rule 12h-3(b)(2)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]  Rule 12h-3(b)(1)(ii)  [ ]  Rule 15d-6           [X]

Approximate number of holders of record as of the certificate or notice date: 15

      Pursuant to the requirements of the Securities Exchange Act of 1934, First Horizon Mortgage Pass-Through Trust 2004-AR7 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  April 13, 2005               By:      /s/ Alfred Chang
                                       ----------------------------------------
                                             Alfred Chang, Authorized Person